UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COMPETITIVE COMPANIES, INC.
(Exact name of Registrant as specified in its charter)

Nevada	61-1146821
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3751 Merced Drive, Suite A, Riverside, CA	92503
(Address of Principal Executive Offices)	(Zip Code)

2008 Non-Qualified Attorneys & Accountants Stock Compensation Plan
And 2008 Non-Qualified Consultants Stock Compensation Plan
(Full title of the plan)

Donald J. Stoecklein, Esq.
Stoecklein Law Group
402 West Broadway, Suite 690
San Diego, California 92101
(Name and address of agent for service)

(619) 704-1310
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of Shares to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

$0.001 par value common stock	7,730,580	$0.03	$231,917	$9.11

(1)
This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices reported on the OTC Bulletin Board as of July 14, 2008.

PROSPECTUS

Competitive Companies, Inc.

Total of 7,730,580 Shares of Common Stock
(5,500,000 shares for consultants)
(2,230,580 shares for attorneys and accountants)

This prospectus relates to the offer and sale by Competitive Companies, Inc., (“Competitive”) a Nevada corporation, of a total of 7,730,580 shares of its $0.001 par value per share common stock, of which 5,500,000 are to be issued to consultants and 2,230,580 are to be issued to attorneys and accountants associated with Competitive Companies, Inc. pursuant to the 2008 Attorneys & Accountants Non-Qualified Stock Compensation Plan (the “Attorneys & Accountants Plan”) and the 2008 Non-Qualified Consultant Stock Compensation Plan (the “Consultant Stock Plan”). Pursuant to the Attorneys & Accountants Plan, Competitive is registering hereunder, based upon received services and shares of common stock, a total of 2,230,580 shares of common stock already issued, (1,230,580 shares of common stock to Stoecklein Law Group and 1,000,000 shares of common stock to Accuity Financial, Inc).  Pursuant to the Consultant Stock Plan, Competitive is registering hereunder, based upon received services and shares of common stock, a total of 5,500,000 shares of common stock already issued.

The Consultant Shares are being offered for resale in the public market by the selling security holders, acting by themselves or through brokers and dealers, at prevailing market prices or in transactions at negotiated prices. We will not receive any proceeds from the sale of the Consultant Shares, but will bear the costs relating to the registration thereof other than brokerage commissions and expenses, if any, which will be paid by the selling security holders.

The Consultants, Attorneys and Accountants Shares were issued by us in private, unregistered sales to the selling security holders for consulting services performed under an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act").

You should rely only on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is not permitted.

You should not assume that the information contained or incorporated in the registration statement to which this prospect is a part is accurate as of any date other than the date hereof, regardless of the time of delivery of this prospectus or of any sale of the Consultant, Attorney or Accountant Shares being registered in that registration statement of which this prospectus forms a part.

The common stock is not subject to any restriction on transferability.  Recipients of shares other than persons who are “affiliates” of Competitive within the meaning of the Securities Act may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale.  The common stock is traded on the OTC Bulletin Board under the symbol “CCOP.”  On July 14, 2008, the date of the last trade reported on the OTC Bulletin Board, the closing price of our common stock was $0.03.

These Securities Have Not Been Approved Or Disapproved By The Securities And Exchange Commission Nor Has The Commission Passed Upon The Accuracy Or Adequacy Of This Prospectus. Any Representation To The Contrary Is A Criminal Offense.

The date of this prospectus is July 31, 2008

This prospectus is part of a registration statement which was filed and became effective under the Securities Act, as amended, and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act.  The statements in this prospectus as to the contents of any contract or other documents filed as an exhibit to either the registration statement or other filings by Competitive with the Commission are qualified in their entirety by reference thereto.

A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request.  Requests should be addressed to:  Competitive Companies, Inc., 3751 Merced Drive, Suite A, Riverside, California 92503.  Competitive Companies, Inc.’s telephone number is: (951) 687-6100.

Competitive is subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and in accordance therewith files reports and other information with the Commission.  These reports, as well as the proxy statements and other information filed by Competitive under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington D.C. 20549-0405.   In addition, the Commission maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission

No person has been authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by Competitive Companies, Inc.  This prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of Competitive since the date hereof.

PART 1

INFORMATION REQUIRED IN THE SECTION 10(a)

PROSPECTUS

Item 1.  The Plan Information.

The Company

Competitive has its principal executive offices at 3751 Merced Drive, Suite A, Riverside, California 92503.  Competitive Companies Inc.’s telephone number is (951) 687-6100.

Purpose

Competitive Companies, Inc. has issued shares of common stock to Stoecklein Law Group, securities counsel to Competitive, and Accuity Financial, Inc., special accountants to Competitive, and is registering the shares of common stock pursuant to the Attorneys & Accountants Plan, which has been approved by the Board of Directors of Competitive. The Attorneys & Accountants Plan is intended to provide a method whereby Competitive will cover the costs of legal services provided by Stoecklein Law Group and accounting services provided by Accuity Financial, thereby advancing the interests of Competitive and all of its stockholders.  A copy of the Stock Plan has been filed as an exhibit to this registration statement.

Additionally, Competitive has issued a total of 5,500,000 shares of common stock for consultants to Competitive, of which 4,000,000 shares are to be issued to Mr. Thomas Mahoney (3,000,000 shares), Mr. Zachery Bluestein (500,000 shares) and Ms. Tonni Smith-Adkins (500,000 shares) (collectively the “Consultants”), and Competitive is registering the shares of common stock pursuant to the Consultant Stock Plan, which has been approved by the Board of Directors. The Consultant Stock Plan is intended to provide a method whereby Competitive will cover the costs of consulting services provided by the Consultants, thereby advancing the interests of Competitive and all of its stockholders.  A copy of the Consultant Stock Plan has been filed as an exhibit to this registration statement.

Common Stock and Options

The Board has authorized the registration of a total of 7,730,580 shares of the common stock at the fair market value on July 14, 2008, of $0.03 per shares, (5,500,000 shares of common stock to the Consultants, 1,230,580 to Stoecklein Law Group, and 1,000,000 shares of common stock to Accuity Financial) upon effectiveness of this registration statement.

No Restrictions on Transfer

Recipients of shares of common stock will become the record and beneficial owner of the shares of common stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock.

Tax Treatment to the Recipients

The common stock is not qualified under Section 401(a) of the Internal Revenue Code.  Therefore, a recipient will be required for federal income tax purposes to recognize compensation during the taxable year of issuance.  Accordingly, absent a specific contractual provision to the contrary, the recipient will receive compensation taxable at ordinary rates equal to the fair market value of the shares ($0.03 per share on the date of issuance).  Each recipient is urged to consult his tax advisors on this matter.

Tax Treatment to the Company

The amount of income recognized by a recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by Competitive for federal income tax purposes in the taxable year of Competitive during which the recipient recognizes income.

Restrictions on Resale

In the event that an affiliate of Competitive acquires shares of common stock hereunder, the affiliate may be subject to Section 16(b) of the Exchange Act.  Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called “profit”, as computed under Section 16(b) of the Exchange Act, may be required to be disgorged from the recipient to Competitive.  Services rendered have been recognized as valid consideration for the “purchase” of shares in connection with the “profit” computation under Section 16(b) of the Exchange Act.  Competitive has agreed that for the purpose of any “profit” computation under Section 16(b), the price paid for the common stock issued to affiliates is equal to the value of services rendered.  Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

Item 2.  Registrant Information and Plan Annual Information

A copy of any document or part thereof incorporated by reference in this registration statement but not delivered with this prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request.

Requests should be addressed to: Competitive Companies, Inc., 3751 Merced Drive, Suite A, Riverside, California 92503.  The telephone number is (951) 687-6100.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Competitive Companies, Inc., a Nevada corporation (the “Company”), are incorporated herein by reference:

a.	The Company’s latest Annual Report on Form 10-KSB for the year ended December 31, 2007, filed with the Securities and Exchange Commission;

b.	The Company’s latest Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

c.	The reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the fiscal year ended December 31, 2007; and

d.
All other documents filed by the Company after the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Class of Securities being registered pursuant to the plans are registered securities under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

The financial statements of Competitive are incorporated by reference in this prospectus as of and for the year ended December 31, 2007, and have been audited by Lawrence Scharfman & Co., CPA, P.C., independent certified public accountants, as set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting.

Stoecklein Law Group has rendered an opinion on the validity of the securities being registered.  Stoecklein Law Group is not an affiliate of Competitive Companies, Inc.; however, Stoecklein Law Group is registering 1,230,580 shares of common stock under the Attorneys & Accountants Plan.

Item 6.  Indemnification of Officers, Directors, Employees and Agents.

Competitive’s Articles of Incorporation contains provisions for indemnification of its officers and directors; in addition, Section 78.751 of the Nevada General Corporation Laws provides as follows:

78.751 Indemnification of officers, directors, employees and agents; advance of expenses.

1.           A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2.           A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.  Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3.           To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

4.           Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances.  The determination must be made:

(a)	By the stockholders;

(b)	By the board of directors by majority vote of a quorum consisting of directors who were not parties to action, suit or proceeding;

(c)	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d)	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot to obtained, by independent legal counsel in a written opinion.

5.           The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by corporation.  The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than the directors or officers may be entitled under any contract or otherwise by law.

6.           The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his act or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Competitive pursuant to the foregoing provisions, Competitive has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

(a)	The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by reference:

Exhibit No.	Title

5.1	Legal opinion of Stoecklein Law Group.

10.1	2008 Non-Qualified Attorneys & Accountants Stock Compensation Plan

10.2	2008 Non-Qualified Consultant Stock Compensation Plan

23.1	Consent of Stoecklein Law Group

23.2	Consent of Lawrence Scharfman & Co. CPA, P.C.

Item 9.  Undertakings.     The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

(iii)
include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(5)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has

(6)
been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to Section 13(a) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Riverside, California, on July 31, 2008.

Competitive Companies, Inc.
(Registrant)

/s/ Jerald Woods
Jerald Woods
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jerald Woods as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits thereto and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
Principal Executive Officers:

/s/ Jerald Woods	Chief Executive Officer, Principal Accounting Officer, Secretary, and Director	July 31, 2008
Jerald Woods

Additional Director:

/s/ David Hewitt	Director	July 31, 2008
David Hewitt

Director
Henri Hornby

The Plan. Pursuant to the requirements of the Securities Act of 1933, the board of directors have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Riverside, State of California, on July 31, 2008.

COMPETITIVE COMPANIES, INC.
Attorneys & Accountants Stock Compensation Plan
Consultant Stock Compensation Plan

By: /s/ Jerald Woods
Jerald Woods, Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Title

5.1	Legal opinion of Stoecklein Law Group.

10.1	2008 Non-Qualified Attorneys & Accountants Stock Compensation Plan

10.2	2008 Non-Qualified Consultant Stock Compensation Plan

23.1	Consent of Stoecklein Law Group

23.2	Consent of Lawrence Scharfman & Co., CPA, P.C.